Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northwest Bancshares, Inc.:
We consent to the incorporation by reference in the registration statements (333-153685, 333-130172, 333-85118, 333-41984, and 333-46651) on Form S-8 of Northwest Bancorp, Inc. (the predecessor to Northwest Bancshares, Inc.) of our reports dated March 16, 2010, with respect to the consolidated statements of financial condition of Northwest Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Northwest Bancshares, Inc.
Our report dated March 16, 2010, on the consolidated statements of financial condition of Northwest Bancshares, Inc. as of December 31, 2009 and 2008, and the related statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, refers to the Corporation’s change in its method of accounting for other-than-temporary impairment for debt securities in 2009, due to the adoption of FASB Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-than-Temporary Impairments”, which was codified as FASB Subtopic 320-10.
/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 16, 2010